March 2015

Pricing Sheet dated March 25, 2015 relating to
Preliminary Terms No. 331 dated March 16, 2015

Registration Statement No. 333-199966

Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. and International Equities

Contingent Income Auto-Callable Securities due March 30, 2022

All Payments on the Securities Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225 Index
Principal at Risk Securities

PRICING TERMS — March 25, 2015
Issuer:	JPMorgan Chase & Co.
Underlying indices:	S&P 500® Index (the “SPX Index”), EURO STOXX 50® Index (the “SX5E Index”) and Nikkei 225 Index (the “NKY Index”) (each an “underlying index”)
Aggregate principal amount:	$7,560,000
Early redemption:

If, on any of the determination dates (other than the final determination date), the closing level of each underlying index is greater than or equal to its initial index value, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any contingent payment date if the closing level of any underlying index is below its initial index value on the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:

•   If, on any determination date, the closing level of each underlying index is greater than or equal to its coupon barrier level, we will pay a contingent quarterly payment of $21.25 (2.125% of the stated principal amount) per security on the related contingent payment date.

•   If, on any determination date, the closing level of any underlying index is less than its coupon barrier level, no contingent quarterly payment will be payable with respect to that determination date. It is possible that one or all of the underlying indices will remain below their respective coupon barrier levels for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent quarterly payments.

Payment at maturity:	• If the final index value of each underlying index is greater than or equal to its downside threshold level:	(i) the stated principal amount plus, (ii) if the final index value of each underlying index is also greater than or equal to its coupon barrier level, the contingent quarterly payment with respect to the final determination date
	• If the final index value of any underlying index is less than its downside threshold level:	(i) the stated principal amount times (ii) the index performance factor of the worst performing underlying index. This amount will be less than 63% of the stated principal amount of the securities and could be zero.
Coupon barrier level:	With respect to the SPX Index: 1,545.7875, which is equal to 75% of its initial index value
With respect to the SX5E Index: 2,763.03, which is equal to 75% of its initial index value
With respect to the NKY Index: 14,809.65, which is equal to 75% of its initial index value
Downside threshold level:	With respect to the SPX Index: 1,298.4615, which is equal to 63% of its initial index value
With respect to the SX5E Index: 2,320.9452, which is equal to 63% of its initial index value
With respect to the NKY Index: 12,440.106, which is equal to 63% of its initial index value
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	March 25, 2015
Original issue date (settlement date):	March 30, 2015
Maturity date:	March 30, 2022, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
Terms continued on the following page
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$1,000.00	$30.00(2)	$965.00
$5.00(3)
Total	$7,560,000.00	$264,600.00	$7,295,400.00

(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $30.00 per $1,000 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount security

The estimated value of the securities on the pricing date as determined by JPMS was $940.40 per $1,000 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in the accompanying preliminary terms for additional information.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” in the accompanying preliminary terms.

Preliminary terms no. 331 dated March, 16, 2015: http://www.sec.gov/Archives/edgar/data/19617/000089109215002154/e63278fwp.htm

Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

Contingent Income Auto-Callable Securities due March 30, 2022

Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225 Index
Principal at Risk Securities

Terms continued from previous page:
Initial index value:	With respect to the SPX Index: 2,061.05, which is its closing level on the pricing date
With respect to the SX5E Index: 3,684.04, which is its closing level on the pricing date
With respect to the NKY Index: 19,746.20, which is its closing level on the pricing date
Final index value:	With respect to each underlying index, the closing level on the final determination date
Worst performing underlying index:	The underlying index with the worst index performance factor
Index performance factor:	With respect to each underlying index, final index value divided by the initial index value
Determination dates:	June 25, 2015, September 25, 2015, December 28, 2015, March 29, 2016, June 27, 2016, September 26, 2016, December 27, 2016, March 27, 2017, June 26, 2017, September 25, 2017, December 27, 2017, March 26, 2018, June 25, 2018, September 25, 2018, December 27, 2018, March 25, 2019, June 25, 2019, September 25, 2019, December 27, 2019, March 25, 2020, June 25, 2020, September 25, 2020, December 28, 2020, March 25, 2021, June 25, 2021, September 27, 2021, December 27, 2021 and March 25, 2022, subject to postponement for non-trading days and certain market disruption events. We also refer to March 25, 2022 as the final determination date.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
CUSIP/ISIN:	48125UKM3 / US48125UKM35
Listing:	The securities will not be listed on any securities exchange.

March 2015	Page 2